Exhibit 10.15

Agency service contract

This agency service contract (hereinafter referred to as “this contract”) shall be signed by the following parties on the date of the electronic signature:

Client: Shenzhen Dongzhong Enterprise Management Co. , Ltd.

(hereinafter referred to as “party a”)

Legal representative:

Registration address: 4/F, Shekou China Merchants Port Building, Nanshan District, Shenzhen

Contact address: 4/F, Shekou China Merchants Port Building, Nanshan District, Shenzhen

Contact: Chen Yi

TEL: 18938072283

Agent: Beijing Jones Lang lasalle Property Management Services Ltd. . Shenzhen branch

(hereinafter referred to as “Party B”)

Legal representative: Wang Yiqing

Registration address: 1901, Building 3, Jiali Construction Plaza, No. 1, Central 4th road, Futian District, Shenzhen City, Guangdong Province, China

Address: 1901, Building 3, Jiali Construction Plaza, No. 1, Central 4th road, Futian District, Shenzhen City, Guangdong Province, China

Contact: Lee Man Kit

TEL: 13512731752

Company email:

Alfred.Li@ap.jll.com

Party A and party B are separately called “one party” and collectively called “both parties”

Article 1 general provisions

1.1	introduction

Party A has the right to use the 【 China Merchants Port 】 project (hereinafter referred to as “the project”) is a commercial real estate project. In order to give full play to the advantages of both sides, on the basis of equality and voluntary, after friendly consultations, party a entrusts party B with the contract to provide intermediary agency services for the rental of the premises (hereinafter referred to as “related premises”) located on the 4th and 5th floors and 6th half floors of the project, and undertakes to abide by them together.

1.2 definitions

In this contract, the following terms shall have the following meanings:

“intermediary agency service” means the intermediary agency service provided by party B to party a for the rental of the relevant premises.

“lease contract” means the lease contract signed by Party A and the tenant

“lease application” means the written application documents approved by party B before party a signs the lease contract with the tenant (see appendix for format) ..

“month” means the Gregorian calendar month.

“commission” means the fee to be paid by party A to party B for intermediary agency services under this contract, and the monetary unit is RMB.

“anti-corruption law” means any and all anti-corruption and anti-bribery laws and regulations applicable to both parties hereto.

“anti-corruption policy” refers to the policies and procedures made or to be made by party A to ensure that anti-corruption laws are complied with. Second, the duration of the contract and the content of intermediary agency services

Article 2 Duration of the Contract and Intermediary Agency Services

2.1	duration of contract

The term of this contract is [12] months, from [2020] month [11] to [2021] month

2.2	content of intermediary agency services

2.2.1	to recommend potential tenants to party A;

2.2.2            assist party A to negotiate and sign the lease contract with the potential tenants recommended by party B; and

2.2.3            assist party a in the delivery of the premises to the tenants who have signed the tenancy agreement.

2.3              “Agency success” means that within the term of the contract, any client recommended by party B has signed the lease contract with Party A and has paid in full the security deposit and the first rent as well as the value-added tax, the first management fee and the value-added tax as stipulated in the lease contract. To avoid ambiguity, any client recommendation for party B shall be subject to party A’s written confirmation.

2.4	“unrepresented success” means any of the following:

2.4.1            during the term of the contract, no client recommended by party B has signed the lease contract with Party A; or

2.4.2 notwithstanding the fact that party A has signed the lease contract with a client recommended by party B, however, the customer fails to pay or fails to pay the guaranteed full or first term rent, its value-added tax or first term management fee and its value-added tax within the payment period stipulated in the lease contract.

Article 3 commission, payment and taxes

3.1            in respect of each lease contract signed by Party A and the tenant recommended by Party B, party a shall pay commission to party b in accordance with the following criteria:

Commission for [1.5] the first month’s rent (hereinafter referred to as “the monthly rent”) and its value added tax, and the monthly rent is calculated as follows:

If the lease term stipulated in the lease contract signed by Party A and the client is longer than one year (including one year) , the commission shall be calculated and paid normally in accordance with the standard stipulated in Article 3.1 of this agreement, that is, the first month’s rent of [1.5] months; If the term of the lease is less than one year, the commission shall be calculated and paid in proportion to the amount of the first month’s rent/12x actual months of the lease.

For the avoidance of doubt, the first month’s rent does not include property management fees and any other fees (including but not limited to utilities such as water, electricity and heating (if any) , etc.) , the commission amount is the value added tax price (that is, the applicable value added tax rate is [6]%) .

3.2            in respect of each lease contract signed by Party A and the tenant recommended by party B, both parties agree to settle the commission in the following manner:

3.2.1 commission: After Party A has received all the security deposit (including security deposit for rent and management fee) and the first rent and its value-added tax, first management fee and its value-added tax paid by the tenants in accordance with the lease contract, party a shall pay party b 100% commission. Before Party a pays the Commission, Party B shall provide party a with the special invoice of value added tax for the same amount. Party a shall receive party B’s Within 15 working days after the invoice to party B, the corresponding commission. Party B’s account is as follows:

3.3	taxes and fees

Party B shall pay all the taxes which it is required to pay according to law. Unless Party B can provide the tax exemption certificate issued by the competent tax authorities, party A has the right to comply with party A’s withholding obligations (if any) in respect of any commission payable to party b in accordance with relevant laws and regulations.

3.4 expenses to be borne by party B

All expenses incurred by party B in the course of providing intermediary agency services shall be borne by party B (including but not limited to its staff salaries, transportation expenses, office expenses and publicity expenses) .

Article 4 the rights and obligations of party A

4.1            party A has a complete and exclusive interest in the items and/or related value added and other value added by party B through the provision of intermediary agency services. Party A is the sole owner of all documents and information drafted, formulated and/or prepared by party B for the purpose of providing intermediary agency services.

4.2            party a shall have the final decision on the leasing policy (including but not limited to the policy on tenant selection, rent, lease term and property management fee) of the relevant premises. Party B shall submit all relevant documents such as the plan, plan, Capital Park and so on for the relevant house leasing to party a for its written approval before carrying them out. Party a shall have the right to adjust all or part of the leasing policies of the relevant premises at any time according to the market conditions and party A’s independent judgment.

4.3            party A has complete autonomy in deciding whether to approve the lease application submitted by Party B.

4.4            Party A has complete autonomy in deciding whether to sign the lease contract with the potential tenant recommended by Party B.

4.5            party a will provide party B with the version of the lease contract after party B has approved the lease application form submitted by party B, and Party A has the right to amend and interpret the version of the lease contract.

4.6            party a shall have the right to supervise the progress of party B’s work and the service quality of the intermediary agency, and shall have the right to keep party B informed of the status and progress of its leasing. Party a shall have the right to request party B to correct any problems found by party A. Party a also has the right to request the replacement of its unsatisfactory staff.

4.7            party B acknowledges and agrees that nothing in this contract shall be construed as party a conferring any form of sole agency on Party B, and party a shall have the right to entrust any third party as part of the project and/or related premises, or all of them.

Article 5 rights and obligations of Party B

5.1            party B shall provide intermediary agency services for the leasing of the relevant premises in accordance with the stipulations of this contract. Party B shall be responsible for the conduct of its staff. In the course of negotiation, party B shall disclose its agency status and shall not make any promise beyond the instructions of party A or engage in any improper conduct such as fraud and/or coercion.

5.2            party B shall submit to Party A for approval the lease application signed by the authorized person and other documents or information (including but not limited to the business information of the potential tenant and the business cards of the staff of party B) completed and sealed by party B’s official seal. Without the prior written approval of Party A, party B shall not sign any document with any third party in the name of party a concerning the lease of the project and/or the related premises, nor shall party B make any undertaking and/or guarantee to the potential tenant.

Party a gives party b the customer protection period of 30 days, from the date of guest.

5.3            after the lease application has been approved by party A, party B is responsible for negotiating the lease details and the terms of the lease contract with the potential tenant. Party B shall actively urge the potential tenant and Party A to sign the version of the lease contract provided by party A, and urge the potential tenant to pay the full amount due to party a within the time stipulated in the lease contract. Without the prior written consent of party A, party B shall not change any terms of the lease contract provided by Party A. Party B shall not misdirect, misinterpret and/or distort the terms and conditions of the lease contract provided by Party A.

5.4            in the case of duplication between the recommended client and the client recommended by other agents in respect of the same subject matter of the lease, the two parties shall conduct on-site verification of the client’s information; if the client is indeed the same client, party A has the right to confirm its ownership according to the “recommended customer confirmation” which comes into effect earlier, and the “successful rental” of the subject matter of the lease can be charged the corresponding commission.

5.5            party B shall, at the request of Party A, attend the meetings held by party A at regular intervals and report to party a the progress and working conditions of the relevant premises.

5.6            party B shall, within three (3) working days, give a formal reply to party A and propose a solution to any suggestions or suggestions made by Party A, party B shall complete the processing within ten (10) working days.

5.7            party B shall diligently and diligently provide intermediary agency services for party a in accordance with the provisions of this contract, and in strict compliance with the requirements of party a (including but not limited to the rental budget and tenant selection related requirements) under the premise of negotiations and work with potential tenants.

5.8            without the prior written consent of party A, party B shall not assign any rights or obligations under this contract to any third party in any form.

5.9            party B’s staff members only have employment relationship with party B, but have no employment relationship with party A. Party B shall pay wages, bonuses and take out relevant insurance for its employees in accordance with the requirements of laws and regulations.

5.10         party B shall not violate any laws, regulations, professional ethics and professional ethics in providing intermediary agency services.

Article 6 the declarations and assurances of both parties

Each party declares and undertakes to the other the following:

6.1            It shall have full authority and authority to sign and perform all rights and obligations under this contract and has obtained the approval of all governments and companies required by law.

6.2           this contract shall be legally binding upon it.

Article 7 confidentiality

7.1            “confidential information” shall be provided or communicated by party A to party B or its personnel in the course of the execution of this contract, or information known to party B or its staff in the course of their work (whether orally or in writing, and whether or not marked as “confidential” or “proprietary” , and such information includes, but is not limited to, any patent, copyright, trade secret, proprietary information, techniques, sketches, drawings, models and other technical and non-technical information) , and any existing, future and projected programs related to intermediary agency services (including but not limited to information related to finance, procurement, production, customer lists, market forecasts, sales, and marketing plans) .

7.2            party B shall use the confidential information only for the purpose of providing intermediary agency services under this contract and shall not use any confidential information for any other purpose.

7.3            party B shall keep strictly confidential all confidential information provided by party A. Party B shall not disclose, disclose or transfer the above confidential information to any third party without the written consent of party A.

7.4            party B shall have the responsibility and obligation to inform and require its employees to keep confidential any confidential information provided by party a during the term of this contract, as well as any confidential information that party B has come to know at work. Any breach of confidentiality by any employee of party B shall be deemed to be a breach of confidentiality by party B and party B shall be liable for breach of confidentiality under this contract.

7.5            upon termination or termination of this contract, party a shall have the right to require party B to return all documents (including but not limited to paper and electronic copies) containing confidential information.

7.6            party B’s obligation of confidentiality under this contract shall remain in force after the termination of this contract.

Article 8 liability for breach of contract and termination of contract

8.1            without prejudice to any other rights and benefits of party A, if party B violates any provision of this contract and fails to rectify such breach within ten (10) working days of written notice to Party A, party a shall have the right to terminate this contract unilaterally.

8.2            party a shall have the right to terminate this contract unilaterally without any breach of contract and/or liability by written notice 15(15) working days in advance, but in respect of potential tenants who are still within the validity period of the lease application, party B may continue to follow up, if the potential tenant signed the lease contract with party a within the validity period of the lease application form, party a shall still pay the corresponding commission to such tenant as stipulated in this contract.

8.3            If Party B violates any agreement under this contract and causes losses to party A or the third party, party B shall bear the full liability for compensation.

Article 9 exclusion of liability

9.1            both parties agree that either party may terminate this contract without any liability under any of the following circumstances:

9.1.1        the project is requisitioned or demolished by the Chinese government;

9.1.2        the project is subject to legal restrictions on its real estate rights by any branch of the Chinese government, including but not limited to judicial and executive branch authorities;

9.13         Chinese laws and regulations restrict the leasing of the project; or

9.1.4        the force majeure shall prevent any party from performing this contract for a period of not less than twenty (20) working days.

9.2           if this contract is terminated for any of the reasons stated in Article 9.1 hereof, neither party shall be required to pay any liquidated damages and/or damages to the other party, there shall be no liability for termination (however, any liability and/or compensation accrued prior to the termination of this contract shall remain with the party concerned) .

Article 10 Settlement of disputes

10.1        in the event of any dispute arising out of this contract, the parties shall first settle it through friendly consultations. If the negotiations fail, either party may initiate arbitration with the Shenzhen International Arbitration Court.

Article 11 Anti-corruption provisions

Party B hereby states, undertakes and warrants the following:

11.1            neither party B nor any of party B’s staff and agents have engaged in or are permitted to engage in and will not engage in or will be permitted to engage in any act contrary to or likely to violate the anti-corruption law; Or causes or may cause party A to violate the anti-corruption law.

11.2            if party a implements any anti-corruption policy and party B is aware of such anti-corruption policy, party B shall comply with and shall cause its staff and agents to comply with such anti-corruption policy; and

11.3            party B shall provide party a with the relevant documents or information required by party a from time to time or cause such documents or information to be provided to party A to satisfy party a that party B has complied with all its obligations under this anti-corruption clause.

Article 12 Force Majeure

12.1            if war, acts of government, terrorist incidents, fires, typhoons, earthquakes, floods, epidemics and other unforeseen, unavoidable and insurmountable force majeure on the part of either side, failure to perform any of its obligations under this contract shall be notified immediately by fax to the other party of the force majeure of the occurrence of such failure, within 7(7) working days after the occurrence of the force majeure incident, provide the other party with a certificate issued by the relevant government agency or authoritative intermediary confirming the occurrence of the force majeure incident. In the event of a force majeure, the affected party shall do its utmost to take immediate and reasonable measures to minimize the impact and damage.

12.2            the affected party shall not be liable for any delay in performance or failure to perform of its contractual obligations as a result of the force majeure. However, the affected party shall inform the other party as soon as possible of the end or elimination of the Force Majeure Incident.

12.3            upon termination or removal of the force majeure, both parties shall immediately continue to perform their respective obligations and the term of this contract shall be extended accordingly. This contract shall be terminated if the effect of the force majeure event lasts for more than twenty (20) working days, neither party shall be liable for such termination (however, any liability and compensation accrued prior to the termination shall continue to be borne by the party concerned) .

Article 13 others

13.1            party a shall have the right to sell or assign the project and/or the related premises, or to assign all or part of its rights and obligations under this contract to the transferee of the project and/or the related premises, the affiliated company of Party A, or any third party.

13.2            any reference to “terms” or “annexes” in this contract shall mean the terms and annexes of this contract, which shall include annexes.

13.3            this contract shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purposes of this contract, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan region) .

13.4            notification clause

Any written notice or correspondence relating to the performance of this contract shall be delivered by hand, fax, registered letter or Express mail. The above-mentioned notice or correspondence shall be served at the following address. Unless otherwise expressly provided in this contract, if the mail is sent by registered mail, the mail shall be deemed to have been delivered by registered mail within the fifth (5) working day; if it is delivered by express mail within the third (3) working day, it shall be deemed to have been delivered.

If one party changes the contact method listed above, it shall notify the other party of the change in writing in a timely manner. Losses arising from one party’s failure to give notice shall be borne by the party itself.

13.5            the terms of this contract are severable and independent of each other. The invalidity, unlawfulness or unenforceability of any provision of this contract shall not affect the validity, legality or enforceability of any other provision.

13.6 the supplementary agreement to this contract shall be signed by both parties after consultation. Any amendment to this contract may only be made by both parties in writing.

The following is the signed page of the agency service contract